EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 11, 2014 (except for Note 2, as to which the date is November 14, 2014), with respect to the consolidated financial statements of Histogenics Corporation contained in the Prospectus, filed on December 3, 2014, relating to the Registration Statement on Form S-1 (File No. 333-199202), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Boston, Massachusetts

January 16, 2015